Exhibit (e)(3)

AMENDMENT TO

DISTRIBUTION AGREEMENT

THIS AMENDMENT, dated as of the 10th day of April, 2008, by and between Monetta Financial Services, Inc., a Delaware corporation (“Adviser”), Monetta Trust., a Massachusetts business trust (“Trust”) and Quasar Distributors, LLC (“Quasar”), as parties to the Distribution Agreement dated May 1, 2002, as amended (the “Agreement”).

WHEREAS, the parties to the Agreement desire to further amend the Agreement in the manner set forth herein;

NOW THEREFORE, pursuant to section 9 of the Agreement, parties hereby amend the Agreement as follows:

1.

Effective as of the date of this Amendment, Exhibit B of the Agreement shall be replaced in its entirety by the Amended Exhibit B (“Amended Exhibit B”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

MONETTA FINANCIAL SERVICES, INC.	QUASAR DISTRIBUTORS, LLC
By: /s/ Robert S. Bacarella	By: /s/ James R. Schoenike
Robert S. Bacarella	James R. Schoenike
Title: President	Title: President

MONETTA TRUST
By: /s/ Robert S. Bacarella
Robert S. Bacarella
Title: President

Amended Exhibit B

Fee Schedule

Quasar Distributors, LLC-Regulatory Distribution Services for the Monetta Funds

Fee Schedule at Effective January 1, 2008

Basic Distribution Services*

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Minimum annual fee: $5,000 per fund.

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Fee at the annual rate of .01 of 1% (one basis point) of the Fund’s (effective for assets over $150 million, cumulative for Monetta Fund and Monetta Trust, all funds), average daily net assets, payable monthly in arrears.

Advertising Compliance Review/FINRA Filings

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$175 per job for the first 10 pages (minutes if tape or video); $20 per page (minute if tape or video) thereafter

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Non-FINRA filed materials, e.g. Internal Use Only Materials

$100 per job for the first 10 pages (minutes if tape or video); $10 per page (minutes if tape or video) thereafter.

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FINRA Expedited Service for 3 Day Turnaround

$1,000 for the first 10 pages (minutes if audio or video); $25 per page (minute if audio or video) thereafter.  (Comments are faxed.  FINRA may not accept expedited request.)

Licensing of Investment Advisor’s Staff (if desired)

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$1500 per year per registered representative(RR) in 2008, $2500 per year per RR beginning in 2009

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Quasar is limited to these licenses for sponsorship:  Series, 6, 7, 24, 26, 27, 63, 66, 63/65

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Plus all associated FINRA and State fees for Registered Representatives, including license and renewal fees.

Out-of-Pocket Expenses

Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:

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typesetting, printing and distribution of Prospectuses and shareholder reports

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production, printing, distribution and placement of advertising and sales literature and materials

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engagement of designers, free-lance writers and public relations firms

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long-distance telephone lines, services and charges

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postage

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overnight delivery charges

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FINRA registration fees

(FINRA advertising filing fees are included in Advertising Compliance Review section above)

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record retention

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travel, lodging and meals

Fees are billed monthly.

* Subject to CPI increase, Milwaukee MSA.